Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated September 19, 2011, with respect to the consolidated financial statements and schedule included in the Annual Report of Versar, Inc. on Form 10K for the year ended July 1, 2011. We hereby consent to the incorporation by reference of said report in the Registration Statements of Versar Inc. on Forms S-8 (File No. 333-172297, effective February 15, 2011, File No. 333-129893, effective November 22, 2005, File No. 333-129489, effective November 4, 2005, File No. 333-121619, effective December 23, 2004, File No. 333-106111, effective June 13, 2003 and File No. 333-21469, effective February 10, 1997).
/S/ GRANT THORNTON LLP
McLean, Virginia
September 19, 2011

59